

                                  EXHIBIT 11

                                 AIRGAS, INC.

                        EARNINGS PER SHARE CALCULATIONS


                                Three Months Ended           Six Months Ended
                                  September 30,                September 30,
                                1997           1996         1997       1996
                                ____           ____         ____       ____

Adjustment of Weighted Average
Shares Outstanding:

Shares of common stock
outstanding - weighted        68,530,000  65,490,000   67,675,000   64,700,000

Net common stock equivalents   2,420,000   2,170,000    2,425,000    2,650,000

                              __________  __________   __________   __________
 Adjusted shares outstanding  70,950,000  67,660,000   70,100,000   67,350,000
                              ==========  ==========   ==========   ==========

Net earnings                 $21,675,000 $11,310,000   33,901,000   22,460,000
                              ==========  ==========   ==========   ==========

Earnings per share           $       .31 $       .17  $       .48   $      .33
                              ==========   =========   ==========    =========


Earnings per share amounts were determined using the treasury stock method. This method assumes the exercise of all dilutive outstanding options and warrants and the use of the aggregate proceeds therefrom to acquire the Company's outstanding common stock. Net earnings were divided by the weighted average number of shares outstanding adjusted for the assumed exercise of the options and warrants outstanding and repurchase of common stock to calculate per share amounts.